EXHIBIT 99.1

WEDNESDAY, SEPTEMBER 6, 2000, 9:00 AM EASTERN TIME
PRESS RELEASE
CHINA NETTV HOLDINGS INC. - JOINT VENTURE APPROVED BY MOFTEC

VANCOUVER, British Columbia--(BUSINESS WIRE)--Sept. 6, 2000-- China NetTV (OTCBB:CNHD) is pleased to announce that the joint venture with Sichuan Qianfeng DigitalAudio/Video Equipment Co. Ltd. ("QF Digital") has received approval from the Ministry of Foreign Trade and Economic Co-operation ("Moftec").

The sino-foreign joing venture is 51% owned by China NetTV Inc., a wholly owned subsidiary, and 49% owned by QF Digital. China NetTV has appointed four out of seven directors to the Board of Directors of the joint-venture.

A business license has been issued to the joint-venture with a business scope including electronics, telecommunications equipment and systems, computer and related products, network design, integration and implementation, as well as information and consulting. The Company is in the process of completing a private placement at $2 per unit (share and warrants) to fund the joint venture and its initial orders for Set Top boxes.

Based in Sichuan Province (population 90+ million), QF Digital is a pioneer and leader in China in Proprietary Digital Data Transmission Technology and Solutions for the Television Broadcasting and Cable industries. It has proprietary technology based on the patented ASIC "L64769QAM", offering complete turnkey Digital TV Broadcasting solutions consisting of:

1. Headend Systems - Front-end systems residing at the TV or Cable operator that originates the Digital signal. 2. Design and Engineering - Capabilities to be designer and builder of turnkey Digital TV Broadcasting systems. 3. Set-Top Boxes - User interface boxes that convert Digital Broadcasts to Analog Signals.

QF Digital occupies a prominent position in Sichuan Province and is a nationally recognized brand name. Several contracts are currently under advanced negotiations both inside and outside Sichuan Province. QF Digital also plans to incorporate Smart Card and WebTV capabilities into their Set-Top Boxes.

Any forward-looking statement in this press release is made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, economical and political factors, technological developments and changes in international and local markets, as well as the inherent risks of the technology related business.

On Behalf of the Board of Directors of China NetTV Holdings Inc.

"Signed" Ernest Cheung, President

CONTACT: Ernest Cheung, 604/689-4407

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